Revised 12/14/95

                           TENANT: CacheLink Corp.

                                   LEASE OF

                           WESTBOROUGH OFFICE PARK

                                BUILDING FIVE

                             1500 West Park Drive
                          Westborough, Massachusetts


                              TABLE OF CONTENTS

ARTICLE
NUMBER                              TITLE                                  PAGE

I.        DEFINITIONS                                                        1
II.       PREMISES AND APPURTENANT RIGHTS                                    3
III.      BASIC RENT                                                         5
IV.       COMMENCEMENT AND CONDITION                                         7
V.        USE OF PREMISES                                                   10
VI.       ASSIGNMENT AND SUBLETTING                                         12
VII.      RESPONSIBILITY FOR REPAIRS AND CONDITION OF
          PREMISES; SERVICES TO BE FURNISHED BY LANDLORD                    14
VIII.     REAL ESTATE TAXES                                                 16
IX.       OPERATING EXPENSES                                                18
X.        INDEMNITY AND PUBLIC LIABILITY INSURANCE                          19
XI.       LANDLORD'S ACCESS TO PREMISES                                     22
XII.      FIRE, EMINENT DOMAIN, ETC.                                        22
XIII.     DEFAULT                                                           24
XIV.      MISCELLANEOUS PROVISIONS                                          27
          14.1    Extra Hazardous Use                                       27
          14.2    Waiver                                                    27
          14.3    Covenant of Quiet Enjoyment                               28
          14.4    Landlord's Liability                                      28
          14.5    Transfer of Title                                         29

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          14.6    Rules and Regulations                                     29
          14.7    Additional Charges                                        30
          14.8    Invalidity of Particular Provisions                       30
          14.9    Provisions Binding, Etc.                                  30
          14.10   Notices                                                   30
          14.11   When Lease Becomes Binding                                31
          14.12   Paragraph Headings                                        31
          14.13   Rights of Mortgagee or Ground Lessor                      31
          14.14   Status Report                                             33
          14.15   Remedying Defaults                                        33
          14.16   Holding Over                                              33
          14.17   Waiver of Subrogation                                     33
          14.18   Surrender of Premises                                     34
          14.19   Brokerage                                                 34
          14.20   Governing Law                                             34

EXHIBIT OC    (Operating Costs)
EXHIBIT FP    (Floor Plan)
EXHIBIT LP    (Tenant's Layout Plan)
EXHIBIT LC    (Letter of Credit)
EXHIBIT DC    (Landlord's Draft and Certificate)
EXHIBIT B     (Building Interior Finish Standards)
EXHIBIT C     (Building Services)
EXHIBIT A     (Description of Land Parcel)
EXHIBIT GL    (Ground Lease)
EXHIBIT I     (Payment Schedule for $173,500 Loan -
              3-Year Term @ 10% Interest)

                                    LEASE



      THIS INSTRUMENT IS A LEASE, dated as of November 10, 1995 in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building (the "Building") known as Building Five in the Westborough Office Park located at 1500 West Park Drive, Westborough, Massachusetts. The parties to this instrument hereby agree with each other as follows:

                                  ARTICLE I

                                 DEFINITIONS



1.1 INTRODUCTION. The capitalized terms used in this Lease and listed in this Article I shall have the definitions set forth in Section 1.2 and
         1.3 below.

1.2      BASIC DATA.

                  Landlord: Westborough Associates Building Five Limited Partnership, a Massachusetts limited partnership

                  Landlord's Original Address: c/o Robert Elder Associates, 50 Milk Street, Boston, MA 02109

                  Tenant: CacheLink Corp.

                  Tenant's Original Address: 1500 West Park Drive, Suite 360, Westborough, Massachusetts 01581

                  Basic Rent: $209,745.00 ($15.33 per square foot of Premises Rentable Area per annum) plus $42,551 ($3.11/s.f./yr) for amortization of special leasehold improvements. Both of the above rates may be adjusted and/or abated pursuant to Section 2.1.

                  Premises Rentable Area: Agreed to be 13,682 square feet.

                  Permitted Uses: General Office

                  Escalation Factor: 18.02%, as computed in accordance with the Escalation Factor Computation.

                  Construction Completion Date: January 31, 1996

                  Tenant's Layout Plan: A plan dated November 27, 1995 and attached to this Lease as Exhibit LP.




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         Intial Term: Three (3) years commencing on the Commencement Date and expiring at the close of the day immediately preceding the third anniversary of the Commencement Date, except that if the Commencement Date shall be other than the first day of the calendar month, the expiration of the Initial Term shall be at the close of the day on the last day of the calendar month in which such anniversary shall fall.

         Base Operating Expenses: Actual Operating Expenses
                                  for calendar year 1995

         Base Taxes: $81,000

         Broker: Leggat McCall/Grubb & Ellis, Inc.
                 The Codman Company, Inc.


1.3      ADDITIONAL DEFINITIONS.

         Agent: Leggat McCall Properties Management, Inc.
                1700 West Park Drive
                Westborough, MA 01581

         Building Rentable Area: Agreed to be 79,912 s.f.

         Business Days: All days except Saturday, Sunday, New Year's Day, President's Birthday, Patriot's Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day (and the following day when any such day occurs on Sunday) and such other days that Tenant presently or in the future recognizes as holidays for Tenant's general office staff.

         Commencement Date: As defined in Section 4.1.

         Default of Tenant: As defined in Section 13.1.

         Escalation Charges: The amounts payable by Tenant under Section 8.1 and
9.2 on account of Taxes and Operating Expenses.

         Escalation Factor Computation: Premises Rentable Area divided by 95% of Building Rentable Area.

         Force Majeure: Collectively and individually, strike or other labor trouble, fire and other casualty, governmental pre-emption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies of labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control.

         Initial Public Liability Insurance: $1,000,000 per occurrence (combined single limit) for property damage, bodily injury or death.

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         Land Parcel: The parcel of land in Westborough, Massachusetts, upon which the Building is situated, shown as Lot 6 and Lot 6.1 on a certain plan entitled "Compiled Plan of Land in Westborough, Massachusetts, (Worcester County), Scale 1" = 50', dated April 19, 1988, by The BSC Group - Worcester, Inc., 33 Waldo Street, Worcester, Massachusetts," which parcel is more particularly described on Exhibit A attached to this Lease.

         Landlord's Work: As defined in Section 4.2.

         Office Park: The entire development known as Westborough Office Park in which the Building is located and situated on approximately 137.9 acres of land located at West Park Drive and Streets, Westborough, Massachusetts.

         Operating Expenses: As defined in Section 9.1 and Exhibit OC.

         Operating Year: As defined in Section 9.1.

         Premises: A portion of the first floor of the Building as shown on Exhibit FP annexed hereto.

         Premises Useable Area: The carpetable area within the Premises.

         Property: The Building and the Land Parcel (including all driveways, parking areas and sidewalks).

         Substantial Completion Date: As defined in Section 4.2(b).

         Tax Year: As defined in Section 8.1.

         Taxes: As defined in Section 8.1.

         Tenant's Delay: As defined in Section 4.4.

         Tenant's Removable Property: As defined in Section 5.2.

         Term of this Lease: The Initial Term and any extension thereof in accordance with the provisions hereof.


                                  ARTICLE II

                       PREMISES AND APPURTENANT RIGHTS

2.1 LEASE OF PREMISES. Landlord hereby demises and leases to Tenant, and Tenant hereby accepts from Landlord, the Premises for the Term of this Lease and upon the terms and conditions set forth in this Lease.

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2.2      APPURTENANT RIGHTS AND RESERVATIONS. (a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its employees, agents, contractors and invitees to use in common with others entitled thereto; the entrances, exits, roads and walkways of the Office Park necessary for access to the Building, the parking areas and walkways on the Land Parcel, the loading facilities serving the Building, the lobbies, hallways, stairways, elevators and walkways necessary for access to the Premises, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor (collectively, the "Common Areas"); but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 14.6 and to the right of Landlord to designate and change from time to time areas and facilities so to be used; provided, however, Landlord shall not (i) reduce the number of parking spaces on the Property below the number existing as of the date of this Lease,
         (ii) eliminate any common restroom located on the same floor as any portion of the Premises, or (iii) materially interfere with access to such parking areas, the Building or the Premises. Tenant and its employees, agents, contractors and invitees shall have the right to use (on a non-exclusive basis) parking spaces in the parking areas immediately adjacent to the Building totaling at least four parking spaces per 1,000 square feet of Premises Rentable Area.

         (b) Excepted and excluded from the Premises are the ceiling, floor, perimeter walls and exterior windows, except the inner sufaces of each thereof, and any space in the Premises used (as of the date of this Lease) for shafts, stacks, conduits, fan rooms, ducts, electric or other utilities, but the entry doors (and related glass and finish work) to the Premises are a part thereof. Tenant agrees that Landlord shall have the right to place in the Premises (but in such location and manner as to avoid interference with Tenant's use of the Premises) interior storm windows, sub control devices, utility lines, equipment, stacks, pipes, conduits, ducts and the like. Tenant shall install and maintain, as Landlord may require, proper access panels in any hung ceilings or walls as may be installed by Tenant in the Premises to afford access to any facilities above the ceiling or within or behind the walls.

2.3 EXPANSION RIGHT. If at any time during the term of this Lease, rental space in the Building becomes available for lease, Landlord covenants to first offer such space to Tenant at the then prevailing market rental rate in Westborough Office Park. Before offering such available space to any other tenant, Landlord shall give to Tenant a written offer stating the date on which such space will become available for lease by Tenant and the

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         Landlord's calculation of the then prevailing market rental rate.
         Tenant shall have ten (10) days from receipt of such offer to respond to Landlord's notice. If Tenant fails to respond within the ten (10) day period, the right of Tenant to take such space becomes void.

2.4 LETTER OF CREDIT. Tenant agrees to provide to Landlord at the time of execution of this Lease a Letter of Credit from a bank acceptable to Landlord (Landlord hereby acknowledging that Fleet Bank is acceptable) in the initial amount of $173,500 in a form substantially similar to the form attached to this Lease as Exhibit LC. The Landlord shall be the sole beneficiary of the Letter of Credit. The amount of the Letter of Credit will be reduced to $120,319 on the first anniversary of the Commencement Date and to $63,152 on the second anniversary of the Commencement Date.

         Landlord shall be permitted to draw on the Letter of Credit in the amounts hereinafter provided if (i) there shall occur a Default of Tenant relating to the failure of Tenant to pay Basic Rent due under this Lease and such Default of Tenant shall continue uncured after the giving of any applicable notice and the expiration of any applicable grace period and (ii) Landlord shall deliver to the bank issuing the Letter of Credit a certificate, in the form attached to this Lease as Exhibit DC (or a substantially similar form used by the issuing bank), certifying to the occurrence of a Default of Tenant relating to the failure of Tenant to pay Basic Rent due under this Lease, which Default of Tenant continued uncured after the giving of any applicable notice and the expiration of any applicable grace period.

         If there shall occur a Default of Tenant relating to the failure of Tenant to pay basic rent due under this Lease and such Default of Tenant shall continue uncured after the giving of notice and the expiration of any applicable grace period, and Landlord does not act to terminate the Lease, Landlord shall have the right to apply all or any portion of the Security Deposit as necessary to cure such Default of Tenant. Landlord shall also be permitted to draw the entire amount payable under the Letter of Credit if Tenant fails to provide to Landlord a substitute Letter of Credit, satisfying the conditions of this Section 2.4, within 30 days after receiving from Fleet Bank of Massachusetts, N.A. notice of its intention not to renew the Letter of Credit issued by Fleet Bank of Massachusetts, N.A. in connection with this Lease. If Landlord so draws the amount payable under the Letter of Credit on account of such non-renewal, Landlord shall deposit the amount so drawn (the "Security Deposit") in a segregated interest-bearing escrow account. On the first anniversary of the Commencement Date, Landlord shall return to Tenant any balance of the Security

         Deposit in excess of $120,319; on the second anniversary of the Commencement Date, Landlord shall return to Tenant any balance of the Security Deposit in excess of $63,152. If any balance of the Security Deposit remains at the end of the Term of this Lease, Landlord shall return such balance to Tenant within 30 days after the end of the Term of this Lease.

                                 ARTICLE III

                                  BASIC RENT

 3.1 PAYMENT. (a) Tenant agrees to pay to Landlord, or as directed by Landlord, commencing on the Commencement Date without offset, abatement (except as provided in Section 12.1), deduction or demand, except as otherwise specified in this Lease, rent at an annual rate equal to the Basic Rent. Such Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, at Landlord's Original Address, or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. Until notice of some other designation is given, Basic Rent and all other charges for which provision is herein made shall be paid by remittance payable to the Landlord, and all remittance so received as aforesaid, or by any susequently designated recipient, shall be treated as a payment to Landlord. In the event that any installment of Basic Rent is not paid when due, and such failure shall continue for five Business Days afer written notice to Tenant from Landlord, Tenant shall pay, in addition to any Escalation Charges or other additional charges due under this Lease, at Landlord's request an administrative fee equal to 1% of the overdue payment.

        (b) The monthly installment of Basic Rent for any partial month shall be prorated on a daily basis. If the Commencement Date shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to such prorated amount of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such date occurs plus the installment of Basic Rent for the succeeding calendar month. If the last day of the Term of this Lease shall be other than the last day of a calendar month, the last monthly payment of Basic Rent shall be equal to such prorated amount of the monthly installment of Basic Rent for such partial calendar month at the end of the Term of this Lease.

                                  ARTICLE IV

                          COMMENCEMENT AND CONDITION

4.1      COMMENCEMENT DATE. The Commencement Date shall be the last to occur of:

         (a) the Construction Completion Date without giving effect to any extension of same arising solely out of a Tenant's Delay, or

         (b)      the day following the Substantial Completion Date.

4.2 PREPARATION OF THE PREMISES. (a) Landlord shall exercise all reasonable effort to complete Landlord's Work (as hereinafter defined) before the Construction Completion Date. "Landlord's Work" shall include the construction, installations and other work necessary to prepare the Premises for Tenant's occupancy according to Tenant's Layout Plan attached to this Lease as Exhibit LP, and the Building Interior Finish Standards attached to this Lease as Exhibit B, including without limitation the installation of building standard carpeting chosen by Tenant in the area delineated on the Floor Plan attached to this Lease as Exhibit FP and the installation of thirty-three new office doors and sidelights. Landlord shall perform Landlord's Work in a good and workmanlike manner and in compliance with all laws. Landlord represents and warrants to Tenant that, as of the Substantial Completion Date, the Premises and the Building shall comply with all applicable laws, including without limitation the Americans with Disabilities Act of 1990, as amended, and that Tenant may lawfully occupy the Premises for the conduct of its business. Tenant shall have no claim against Landlord for failure so to complete Landlord's Work except the right to terminate this Lease in accordance with Section 4.2(c).

         (b) The Premises shall be deemed ready for occupancy on the first day (the "Substantial Completion Date") as of which (i) a final Certificate of Occupancy has been issued with respect to the Premises and (ii) Landlord's Work has been completed except for Punch List Items. "Punch List Items" shall include only those items of work (and, if applicable, adjustment of equipment and fixtures) which (x) can be completed after Tenant's occupancy of the Premises without causing material interference with Tenant's use of the Premises or the conduct of Tenant's business in the Premises, and (y) are capable of being completed within 30 days after the Substantial Completion Date. Landlord shall complete all Punch List Items within 30 days after the Substantial Completion Date. Tenant shall give Landlord reasonable access to the Premises at reasonable times for the purpose of completing the Punch List Items;

         provided, however, Landlord shall not cause or permit a material interference with Tenant's use of the Premises or the conduct of Tenant's business on the Premises.

         (c) If the Substantial Completion Date has not occurred by February 15, 1996, (as it may be extended pursuant to Section 4.4), Tenant shall have the right to terminate this Lease by giving notice to Landlord of Tenant's desire so to do; and this Lease shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after the giving of such notice, unless, within such 30-day period, the Substantial Completion Date shall occur in which case Tenant's election to terminate shall be void; and such right of termination shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure so to complete such Work within such time.


4.3 CONCLUSIVENESS OF LANDLORD'S PERFORMANCE. Except for latent defects in Landlord's Work and any defects of which Tenant shall have given Landlord notice, not later than the end of the second full calendar month next beginning after the Commencement Date, Tenant shall have no claim that Landlord has failed to perform any of Landlord's Work. Except for Landlord's Work and except as otherwise set forth in this Lease, the Premises are being leased in their condition "as-is" without representation or warranty by Landlord. Tenant acknowledges that it has inspected the Premises and Common Areas of the Building and, except for Landlord's Work and except as otherwise set forth in this Lease, has found the same satisfactory.

4.4 TENANT'S DELAYS. (a) If a delay shall occur in the Substantial Completion Date solely as the result of:

                  (i) any request by Tenant that Landlord delay in the commencement or completion of Landlord's Work for any reason;

                  (ii) any material change by Tenant in any of Tenant's Layout Plan; or

                  (iii) any other act or omission of Tenant or its officers, agents, servants or contractors outside of the ordinary scope of Tenant's performance of its obligations under this Lease; then the Substantial Completion Date shall be deemed to occur on the date it would otherwise have occurred but for such delay.

         (b) The delays referred to in paragraph (a) are herein referred to collectively and individually as "Tenant's Delay".

         (c) The Construction Completion Date shall automatically be extended for the period of any delays caused by Tenant's Delay(s) or Force Majeure.

4.5 RENEWAL OPTION. Provided, that Tenant is not then in default of any of the Tenant's obligations stated in this Lease, Tenant may renew the Lease for one (1) additional period of three (3) years (the "Renewal Term") by giving written notice to Landlord not later than six (6) months prior to the end of the Initial Term. During the Renewal Term, the terms and conditions of this Lease shall remain in effect, except that the Basic Rent will be at 95% of the then fair market rental rate prevailing in Westborough Office Park at the time that Tenant gives notice to Landlord. Upon written request by Tenant not more than twelve months before the end of the Initial Term, Landlord shall, within ten days of such request, give Tenant a written statement of the Basic Rent for the renewal term, as calculated by Landlord. The deadline for Tenant to exercise its renewal rights under this Section 4.5 shall be extended by one day for each day after such ten-day period that Landlord shall fail to deliver such statement of the Basic Rent to Tenant.

4.6 EARLY TERMINATION RIGHT. In the event that Tenant requires expansion space and Landlord cannot provide such space in the Building, Tenant may terminate the Lease at the end of the 18th calendar month of the Initial Term by giving written notice to Landlord not later than the end of the 12th calendar month of the Initial Term along with a payment of $131,750. The payment shall accompany Tenant's notice of termination. If Tenant exercises its right to terminate this Lease, all payments of Basic Rent, additional rent and other charges due under this Lease shall be prorated as of the effective date of such termination, and all other obligations of Landlord and Tenant shall cease as though the Termination date were the date of the ordinary expiration of the Term of this Lease.

4.7 EARLY OCCUPANCY. Notwithstanding any contrary provision of this Lease, on December 15, 1995, Landlord shall deliver to Tenant possession of those portions of the Premises shown as the cross-hatched area of "Existing carpet" on the floor plan attached to this Lease as Exhibit FP, and Tenant shall have the right to use and occupy such cross-hatched area for all Permitted Uses. If Tenant chooses to occupy all or any protion of such space on December 15, 1995 or any date thereafter up until the Substantial Completion Date, Tenant shall pay rent at a rate of $1.50/s.f. of rentable area in those portions of such cross-hatched space actually occupied by Tenant per month of occupancy prior to substantial Completion Date. In the event that a partial month is involved, the rental rate of $1.50/s.f./month shall be prorated. Landlord shall permit Tenant and its employees, agents and contractors to enter the Premises before the Commencement Date to install Tenant's electrical, wiring and telecommunications systems and other trade fixtures and equipment in the Premises in preparation of Tenant's use and occupancy of the Premises under this Lease.


                                  ARTICLE V

                               USE OF PREMISES

5.1 PERMITTED USE. (a) Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses.

         (b) Tenant agrees to conform to the following provisions during the Term of this Lease:


                  (i) Tenant shall cause all freight to be delivered to or removed from the Building and the premises in accordance with reasonable rules and regulations established by Landlord under
                  Section 14.6 of this Lease;

                  (ii) Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises or at any location in the Office Park, any signs, symbol, advertisement or the like visible to public view outside of the Premises. Landlord will not unreasonably withhold consent for signs or lettering on the entry doors to the Premises provided such signs conform to building standards adopted by Landlord and Tenant has submitted to Landlord a plan or sketch of the sign to be placed on such entry doors. Landlord agrees, however, to maintain a tenant directory in the lobby of the Building in which Tenant shall be entitled to have one (1) insertion identifying Tenant's name and the location of the Premises in the Building. If space is available on the tenant directory, Tenant may request that Landlord place additional insertions naming Tenant's personnel on such tenant directory, provided that Tenant shall pay a fee assessed by Landlord for each such additional insertion.

                  (iii) Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building or Office Park, or cause any offensive odors or loud noises or constitute a nuisance or a menace to any other tenant or tenants or other persons in the Building or Office Park;

                  (iv) Tenant shall, in its use of the Premises, comply with the requirements of all applicable governmental laws, rules and regulations;

                  (V) Tenant shall continuously throughout the Term of this Lease occupy the Premises for Permitted Uses.

5.2 INSTALLATIONS AND ALTERATIONS BY TENANT. (a) Tenant may make non-structural alterations, additions or improvements in or to the Premises provided that, with respect to any alterations, additions or improvements costing more than $5,000 in any one instance ("Significant Alterations"), Tenant has first obtained Landlord's prior written consent, which shall not be unreasonably withheld, delayed or conditioned. Any such alterations, additions or improvements shall (i) with respect to Significant Alterations, be in accordance with complete plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, (ii) be performed in a good and workmanlike manner and in compliance with all applicable laws, (iii) with respect to Significant Alterations, be made only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, (iv) be at Tenant's sole expense, and (v) except for Tenant's Removable Property (as hereinafter defined) and as otherwise agreed by Landlord and Tenant, become part of the Premises and the property of Landlord.

         Tenant may request the agreement of Landlord if at any time during the Term Tenant wishes to make an alteration that Tenant believes to be a part of Tenant's Removable Property, Landlord shall respond within five
         (5) business days to Tenant's request.

         Under no circumstances shall Tenant make any structural alterations to the Premises.

         (b) All articles of personal property and all trade and business fixtures, machinery and equipment and furniture owned or installed by Tenant in the Premises ("Tenant's Removable Property") shall remain the Property of Tenant and may be removed by Tenant at any time prior to the expiration of this Lease, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal.

         (c) Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises. Whenever and as often as any mechanic's lien shall have been filed against the Property or the Office Park based upon any act or interest of Tenant or of anyone claiming through Tenant, Tenant shall take such action by bonding, deposit or payment as will remove or satisfy the lien within ten days after Tenant receives notice of such lien.

                                  ARTICLE VI

                          ASSIGNMENT AND SUBLETTING

6.1 PROHIBITION. (a) Tenant covenants and agrees that whether voluntarily, involuntarily, by operation of law or otherwise, except as expressly permitted by paragraphs (b) and (c) of this Section, neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or use or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or the subject (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting.

         (b) Tenant shall be allowed to sublet during the Term of this Lease any portion of the Premises provided Landlord consents in writing in advance to such subletting. Landlord agrees not to withhold its consent to any subletting during the Term, provided that Tenant requests such consent in a writing which shall include the particular terms of the proposed sublet, and provided that (i) during the term of the sublet Tenant shall continue to occupy a portion of the Premises; (ii) at the time of Tenant's request Tenant is not in default under this Lease;
         (iii) Landlord, in its reasonable discretion, determines that the reputation, business, proposed use of the Premises by, and financial responsibility of, the proposed sublessee is satisfactory to Landlord; (iv) such sublease shall be in writing and its form shall be subject to the reasonable approval of the Landlord; (v) such sublease shall be subject and subordinate to this Lease, any ground lease of the Land Parcel or Building or both, and any first mortgage of the Land Parcel or Building or both; (vi) anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the premises leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use occupancy or utilization of any part of the Premises; (vii) no right shall exist on the part of the sublessee to sublet further the sublet premises; (viii) such sublessee shall expressly assume all the obligations of this Lease on Tenant's part to be performed as to the sublet space; (ix) such consent, if given, shall not release Tenant of any of its obligations (including, without limitation, its obligations to pay rent) under this Lease and Tenant's liability after any such subletting shall be as to the subject space joint and several with the sublessee; and (x) Tenant shall reimburse Landlord promptly as additional rent for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to any such sublet. A consent to one subletting to any person or entity shall not be deemed to be a consent to any subsequent subletting.

         In the event that Tenant shall during the Term desire to sublet all or any portion of the Premises such that after the commencement of such sublet Tenant or any Affiliate (as hereinafter defined) shall no longer be occupying any portion of the Premises, Tenant shall by advance notice to Landlord disclose all of the material terms of such proposed sublet and in such notice also offer the entire Premises back to Landlord, subject to any sublets previously in effect and approved by Landlord as provided in this paragraph (b). If Landlord elects to accept such offer, Landlord shall so notify Tenant within fifteen (15) days of the date of the aforesaid notice by Tenant, and this Lease shall end on that date selected by Landlord which shall be not less than thirty (30) nor more than ninety (90) days after the date of said notice by Landlord to Tenant. On or prior to such termination date Tenant shall pay to Landlord the Basic Rent and all other charges accrued under this Lease through such termination date. In the event that Landlord does not exercise such election within the time period above provided for, Tenant shall be permitted to enter into the proposed sublease provided that Tenant is not then in default under this Lease and provided that the conditions set forth in clauses (iii) through (x) of the next preceding paragraph are satisfied.


         (c) Notwithstanding any contrary provision of this Article VI, Tenant shall have the right, without prior notice to Landlord and without Landlord's consent or approval, to assign this Lease or sublet any portion of the Premises to any corporation, partnership or other business organization controlling, controlled by, or under common control with, Tenant, or in connection with the merger or consolidation of Tenant or the sale of all or substantially all of Tenant's assets (any such assignee or sublessee being an "Affiliate"); provided that
         (i) after the consummation of any such assignment or Sublease, the Affiliate agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting except as expressly permitted hereunder, and (ii) no such transfer shall relieve Tenant or in the event of a transfer of partnership interests, any of the transferring partners from its or their obligations hereunder and Tenant shall remain fully and primarily liable to Landlord therefor.

         (d) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant or an Affiliate, Landlord may, at any time after a Default of Tenant, collect rent and other charges from the assignee, subtenant, or occupant, and apply the net amount collected to the rent and other charges due under this Lease, but no such assignment, subletting, occupancy or collection shall be deemed the acceptance of the assignee, subtenant or occupant as a tenant or a release of the original named Tenant from the further performance by the original named Tenant hereunder. No assignment or subletting, or occupancy shall affect Permitted Uses. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor.


                                 ARTICLE VII

            RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES;
                     SERVICES TO BE FURNISHED BY LANDLORD

7.1 LANDLORD REPAIRS. (a) Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair and in compliance with all laws the roof, public areas, Common Areas, exterior walls (including interior glass) and structure and systems of the Building (including all plumbing, mechanical and electrical systems installed by Landlord), except that Landlord shall in no event be responsible to Tenant for the repair of glass in the Premises, the doors (or related glass and finish work) leading to the Premises, or any condition in the Premises or the Building caused by any act or neglect of Tenant, its invitees or contractors. The fact that Landlord is repsonsible for the foregoing repairs shall not be construed so as to prohibit the cost thereof from being included in Operating Expenses to the extent provided on Exhibit OC. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressed in this Section 7.1 provided, unless expressly provided otherwise in this Lease.

         (b) Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this
         Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.


7.2 TENANT'S AGREEMENT. (a) Tenant will keep neat and clean and maintain the Premises in as good order, condition and repair as exists as of the Commencement Date, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain. Without limitation, Tenant shall continually during the Term of this Lease maintain the Premises in accordance with all laws, codes and ordinances from time to time in effect and all directives, rules and regulations of the proper officers of governmental agencies having jurisdiction, and of the applicable board of fire underwriters, to the extent such laws, codes, ordinances, rules and regulations relate to Tenant's use and occupancy of the Premises, and shall, at Tenant's own expense, obtain all permits, licenses and the like required by applicable law in connection with Tenant's use of the Premises. Subject to the waiver of subrogation under Section 14.18, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Property or the Office Park caused by any act or negligence of Tenant, or its contractors or invitees (including any damage by fire or any other casualty arising therefrom).


         (b) If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may give Tenant written notice of such repairs, and if Tenant refuses or neglects to commence such repairs and complete the same within 30 days of receiving such notice, Landlord may (but shall not be required to do so) make or cause such repairs to be made (the provisions of Section 14.19 being applicable to the costs thereof).


7.3 FLOOR LOAD - HEAVY MACHINERY. (a) Tenant shall not place a load upon any floor in the Premises exceeding a live load of 100 pounds per square foot of floor area. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense in settings sufficient, in Landlord's reasonable judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, bulky matter or fixtures into or out of the Building without Landlord's prior consent, which consent may include a requirement to provide insurance, naming Landlord as an insured, in such amounts as Landlord may deem reasonable.

         (b) If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger's License to do such work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

7.4 BUILDING SERVICES. Landlord shall provide the building services set forth in Exhibit C.


                                 ARTICLE VIII

                              REAL ESTATE TAXES

8.1 PAYMENTS ON ACCOUNT OF REAL ESTATE TAXES. (a) For the purposes of this Article, the term "Tax Year" shall mean the twelve-month period commencing on the July 1 immediately preceding the Commencement Date and each twelve-month period thereafter commencing during the Term of this Lease; and the term "Taxes" shall mean real estate taxes assessed with respect to the Property for any Tax Year.

         (b) In the event that for any reason, Taxes during any Tax Year shall exceed Base Taxes, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of Taxes over Base Taxes for such year, multiplied by (ii) the Escalation Factor; provided, however, with respect to any Tax Year in which the Commencement Date falls or the Term of this Lease ends, Taxes shall be prorated on a daily basis for the number of days in such Tax Year within the Term of this Lease.

         (c) Estimated payments by Tenant on account of Taxes shall be made monthly and at the time and in the fashion provided in Article III for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due a sum equal to Tenant's required payments, as reasonably estimated by Landlord from time to time based on the then most current tax bills, on account of Taxes for the then current Tax Year. Promptly after receipt by Landlord of bills for such Taxes, Landlord shall advise Tenant of the amount of the current Taxes and the computation of Tenant's payment on account thereof.

         If estimated payments theretofor made by Tenant for the Tax Year covered by such bills exceed the required payments on account thereof for such Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Year are greater than estimated payments theretofor made on account thereof for such Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord.


8.2 ABATEMENT. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year, then out of any balance remaining thereof after deducting Landlord's expenses reasonably incurred in obtaining such refund, Landlord shall pay to Tenant, an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest) multiplied by the Escalation Factor; provided, that in no event, shall Tenant be entitled to receive more than the payments made by Tenant on account of Taxes for such Tax Year pursuant to paragraph (b) of Section 8.1 or to receive any payments or abatement of Basic Rent if Taxes for any year are less than Base Taxes or Base Taxes are abated.

8.3 ALTERNATE TAXES. (a) If some method or type of taxation shall replace the current method of assessment of real estate taxes in whole or part, or the type thereof, or if additional types of taxes are imposed upon the Property, or Landlord's interest in the Property to supplement real estate taxes due to legal limits imposed thereon, Tenant agrees that Tenant shall pay its proportionate share of the same as an additional charge computed in a fashion consistent with the method of computation herein provided, to the end that Tenant's share thereof shall be, to the maximum extent practicable, comparable to that which Tenant would bear under the foregoing provisions.

         (b) If a tax (other than a Federal or State net income tax) is assessed on account of the rents or other charges payable by Tenant to Landlord under this Lease, Tenant agrees to pay the same as an additional charge within ten (10) days after the billing therefor, unless applicable law prohibits the payment of such tax by Tenant.

                                 ARTICLE  IX

                              OPERATING EXPENSES

9.1 DEFINITIONS. For the purpose of this Article, the following terms shall have the following respective meanings:

         Operating Year: Each calendar year in which any part of the Term of this Lease shall fall.

         Operating Expenses: The aggregate costs or expenses reasonably incurred by Landlord with respect to the operation, administration, cleaning, repair, maintenance and management of the Property (including a proportionate share of any common area expenses of the Office Park) including, without limitation, those items enumerated in Exhibit OC annexed hereto, and subject to the exclusions and limitation set forth in Exhibit OC, provided that, if during any portion of the Operating Year for which Operating Expenses are being computed, the Building was not operated, or less than all of Building Rentable Area was occupied by tenants or if Landlord is not supplying all tenants with the services being supplied hereunder, actual Operating Expenses incurred shall be reasonably extrapolated by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Building were 95% occupied for such Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Year.

9.2 TENANT'S PAYMENTS. (a) In the event that Operating Expenses for any Operating Year shall exceed Base Operating Expenses, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to (i) the excess of the Operating Expenses for such Operating Year over and above Base Operating Expenses, multiplied by (ii) the Escalation Factor; provided, however, with respect to any Operating Year in which the Commencement Date falls or the Term of this Lease ends, such amount shall be prorated on a daily basis for the number of days in such Operating Year within the Term of this Lease.

         (b) Estimated payments by Tenant on account of Operating Expenses shall be made monthly and at the time and in the fashion provided in Article III for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant's required payments, as reasonably estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses for such Operating Year. Within ninety
         (90) days after the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Year and an updated estimate for the current Operating Year, together with reasonable supporting documentation, and Landlord shall certify to the accuracy thereof. If estimated payments theretofor made for such Year by Tenant exceed Tenant's required payment on account thereof for such Year, according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the required payments on account thereof for such Year are greater than the estimated payments (if any) theretofor made on account thereof for such Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord.

         (c) Tenant and its employees, attorneys, accountants and consultants shall have the right, from time to time, to review and investigate Landlord's books and records concerning Taxes and Operating Expenses. Any such accounting by Landlord shall be binding and conclusive upon Tenant unless within ninety (90) days after the giving by Landlord of such accounting Tenant shall notify Landlord that Tenant disputes the correctness of such accounting, specifying the particular respects in which the accounting is claimed to be incorrect. If such dispute has not been settled by agreement, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association within one-hundred eighty (180) days after giving of such accounting. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. Pending resolution by agreement or arbitrators, Tenant shall make any payment shown to be due by such accounting without prejudice to Tenant's position. If the dispute shall be resolved in Tenant's favor, Landlord shall forthwith pay to Tenant the amount of Tenant's overpayment.

                                     ARTICLE X

                     INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1 TENANT'S INDEMNITY. To the maximum extent this agreement may be made effective according to law, Tenant agrees to indemnify and save harmless Landlord from and against all claims of whatever nature arising: (i) from any accident, injury or damage whatsoever caused to any person, or to the property of any person, in the Premises; or (ii) from any accident, injury or damage occurring outside of the Premises but in the Office Park, where such accident, damage or injury results from the negligence or willful misconduct of Tenant or Tenant's agents or employees or independent contractors and, in either case, occurring after the date of this Lease, until the end of the Term of this Lease, and for so long thereafter as Tenant may occupy the Premises or any part thereof. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in, or in connection with, any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys' fees, at both the trial and appellate levels.

10.2 PUBLIC LIABILITY INSURANCE. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor's hazard and completed operations coverage) under which Landlord, and Tenant are named as insureds, and under which the insurer agrees to indemnify and hold Landlord harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 10.1. Each such policy shall be non-cancellable and non-amendable with respect to Landlord, without thirty (30) days prior notice to Landlord and shall be in at least the amounts of the Initial Public Liability Insurance specified in Section
         1.3 and a duplicate original or certificate thereof shall be delivered to Landlord.

10.3 TENANT'S RISK. To the maximum extent this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Property and the Office Park as Tenant is herein given the right to use at Tenant's own risk; and Landlord shall have no responsibility or liability for any loss of or damage to Tenant's Removable Property or for any inconvenience, annoyance, interruption or injury to business arising from Landlord's making any repairs or changes which Landlord is permitted by this Lease, or required by law, to make in or to any portion of the Premises or other sections of the Property, or the Office Park, or in or to the fixtures, equipment or appurtenances thereof; provided, however, (i) Landlord and its agents, employees and contractors shall not materially interfere with Tenant's use of, and business operations at, the Premises, and (ii) Landlord shall have responsibility and liability for any such loss, damage, inconvenience, annoyance, interruption or injury arising out of negligence or willful misconduct of Landlord or its employees, agents or contractors. The provisions of this Section shall be applicable from and after the execution of this Lease and until the end of the negligence or willful misconduct of Tenant or Tenant's agents or employees or independent contractors and, in either case, occurring after the date of this Lease, until the end of the Term of this Lease, and for so long thereafter as Tenant may occupy the Premises or any part thereof. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in, or in connection with, any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys' fees, at both the trial and appellate levels.

10.2 PUBLIC LIABILITY INSURANCE. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability and property damage insurance (including broad form contractual liability, independent contractor's hazard and completed operations coverage) under which Landlord, and Tenant are named as insureds, and under which the insurer agrees to indemnify and hold Landlord harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 10.1. Each such policy shall be non-cancellable and non-amendable with respect to Landlord, without thirty (30) days prior notice to Landlord and shall be in at least the amounts of the Initial Public Liability Insurance specified in Section
         1.3 and a duplicate original or certificate thereof shall be delivered to Landlord.

10.3 TENANT'S RISK. To the maximum extent this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Property and the Office Park as Tenant is herein given the right to use at Tenant's own risk; and Landlord shall have no responsibility or liability for any loss of or damage to Tenant's Removable Property or for any inconvenience, annoyance, interruption or injury to business arising from Landlord's making any repairs or changes which Landlord is permitted by this Lease, or required by law, to make in or to any portion of the Premises or other sections of the Property, or the Office Park, or in or to the fixtures, equipment or appurtenances thereof; provided, however, (i) Landlord and its agents, employees and contractors shall not materially interfere with Tenant's use of, and business operations at, the Premises, and (ii) Landlord shall have responsibility and liability for any such loss, damage, inconvenience, annoyance, interruption or injury arising out of negligence or willful misconduct of Landlord or its employees, agents or contractors. The provisions of this Section shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.4 INJURY CAUSED BY THIRD PARTIES. To the maximum extent this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or Office Park or otherwise.

10.5 LANDLORD'S INSURANCE. Landlord shall (i) keep the Property insured against loss or damage by fire or other casualty on an "All Risk" basis, with extended coverage endorsements customary for office buildings in the area of the Property, and meeting all co-insurance requirements, and such other insurance as the then holder of any mortgage or ground lease encumbering the Property shall require, in amounts not less than the full replacement value of the Property, and
         (ii) obtain and maintain in force and effect commercial general liability insurance in an amount not less than $3,000,000 per occurrence and in the general aggregate, or such greater amount as is required by the holder of any mortgage or ground lease encumbering the Property, and (iii) provide a waiver of subrogation as provided in
         Section 14.18.

                                  ARTICLE XI

                        LANDLORD'S ACCESS TO PREMISES

11.1 LANDLORD'S RIGHTS. Landlord shall have the right, upon reasonable advance notice to Tenant (except in an emergency), to enter the Premises at all reasonable business hours for the purpose of inspections or making repairs to the same, and Landlord shall also have the right, upon reasonable advance notice to make access available at all reasonable business hours to prospective or existing mortgagees, purchasers or, during the last six months of the Term of this Lease, tenants of any part of the Property. In exercising such right of access under this Section 11.1, Landlord shall not materially interfere with Tenants use of the Premises and shall comply with Tenant's reasonable security requirements.


                                 ARTICLE XII

                          FIRE, EMINENT DOMAIN, ETC.

12.1 ABATEMENT OF RENT. If the Premises shall be damaged by fire or casualty, Basic Rent and Escalaton Charges payable by Tenant shall abate equitably for the period in which, by reason of such damage, there is substantial interference with Tenant's use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant's use of all or a portion of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises (excluding any Tenant's Removal Property) to the condition in which they were prior to such damage. If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

12.2 RIGHT OF TERMINATION. If the Premises or the Building are substantially damaged by fire or casualty (the term "substantially damaged" meaning damage of such a character that the same cannot, in ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence), or if any part of the Building or of the access thereto is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord's entire interest in the Premises may have been divested) by giving notice of Landlord's election so to do within thirty (30) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. If (i) the Premises are substantially damaged by fire or casualty or (ii) any part of the Premises or access thereto is taken by eminent domain, then Tenant shall have the right to terminate this Lease by giving written notice to Landlord, whereupon this Lease shall terminate on the date set forth in such notice, which date shall not be less than 30 or more than 90 days after the date of such notice. The term "substantially damaged" as used above means damage of such a character that the same cannot, in ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence.

12.3 RESTORATION. If this Lease shall not be terminated pursuant to Section 12.2, Landlord shall thereafter use due diligence to restore the Premises (excluding any Tenant's Removal Property) to proper condition for Tenant's use and occupation, provided that Landlord's obligation shall be limited to the amount of insurance proceeds available therfor. If, for any reason, such restoration shall not be substantially completed within six months after the date of casualty. Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period. Upon the giving of such notice, this Lease shall cease and come to an end without further liability or obligation on the part of either party unless, with such 30-day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant's sole and exclusive remedy at law or in equity for Landlord's failure so to complete such restoration.

12.4 AWARD. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking, damage or destruction, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances therof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the vlaue of any of Tenant's Removable Property installed in the Premises by Tenant at Tenant's expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

                                 ARTICLE XIII

                                   DEFAULT


13.1 TENANT'S DEFAULT. (a) If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as a "Default of Tenant") shall happen:

                  (i) Tenant shall fail to pay the Basic Rent, Escalation Charges or other charges hereunder when due and such failure shall continue for five (5) full Business Days after written notice to Tenant from Landlord; or

                  (ii) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant's part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant satisfying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

                  (iii) Tenant's leasehold interest in the Premises shall be taken on execution of by other process of law directed against Tenant; or

                  (iv) Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

                  (v) A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

         then in any such case Landlord may terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

         (b) If this Lease shall have been terminated as provided in this Article, or if any execution or attachment shall be issued against Tenant or any of Tenant's property whereupon the Premises shall be taken or occupied by someone other than Tenant, than Landlord may, without notice, re-enter the Premises, by summary proceedings, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made.

         (c) In the event of any termination, Tenant shall pay the Basic Rent, Escalation Charges and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Basic Rent, Escalation Charges and other sums which would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all reasonable out-of-pocket expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, advertising, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days which the Basic Rent would have been payable hereunder as if this Lease had not been terminated.

         In lieu of receiving any damages under the preceding paragraph, in the event of a termination of this Lease due to a Default of Tenant, Landlord may elect (by written notice to Tenant at any time after such termination) to recover, as liquidated damages the Final Payment (as hereinafter defined). As of the Commencement Date, the "Final Payment" shall be $173,500, but as of the first day of each calendar month after the Commencement Date, the Final Payment shall be the amount shown in attached Exhibit I for the month in which Landlord gives such notice to Tenant. Landlord and Tenant agree that the calculation of Landlord's actual damages would be difficult, and thus have agreed on the aforesaid liquidated damages as reasonable liquidated damages and not as a penalty.

         (d) In case of any Default by Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord (i) shall use reasonable efforts to relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant reasonable concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such reasonable alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

         (e) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

         (f) All reasonable, out-of-pocket costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys' fees and expenses) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant.

13.2 LANDLORD'S DEFAULT. Landlord shall in no event be in default in the performance of any of the Landlord's obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligations.

                                 ARTICLE XIV

                           MISCELLANEOUS PROVISIONS

14.1 HAZARDOUS MATERIALS. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials of substances except to use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of hazardous substances of materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this lease from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease term.

14.2 WAIVER. (a) Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other's rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord's or Tenant's consent or approval to or of any subsequent similar act by the other.

         (b) No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

14.3 COVENANT OF QUIET ENJOYMENT. Tenant,subject to the terms and provisions of this Lease, on payment of the basic Rent and Escalation Charges and observing, keeping and performing all of the other terms and provisions of this Lease on Tenant's part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

14.4 LANDLORD'S LIABILITY. (a) Tenant specifically agrees to look solely to Landlord's then equity interest in the Property at the time owned, for recovery of any judgment from Landlord; it being specifically agreed that Landlord (original or successor) shall never be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunction relief against Landlord or Landlord's successors in interest, or to take any action not involving the personal liability of Landlord (original or successor) to respond in monetary damages from Landlord's assets other than Landlord's equity interest in the Property.

         (b) With respect to any services or utilities to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulation of or any governmental authority, or failure of supply, or failure whenever and for so long as may be necessary by reason of the making of repairs or changes which Landlord is required or is permitted by this Lease or by law to make or in good faith deems necessary (provided Landlord shall not materially disturb Tenant's use of the Premises or the operation of the Tenant's business) or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any other cause beyond Landlord's reasonable control, or for any cause due to any act or neglect of Tenant or Tenant's servants, agents, employees, licensees or any person claiming by, through or under Tenant, nor shall any such failure give rise to any claim in Tenant's favor that Tenant has been evicted, either constructively or actually, partially or wholly; provided, however, Landlord shall use reasonable efforts to restore any interrupted services or utilities as quickly as possible; and provided, further, that Landlord shall be liable for the negligence or willful misconduct of Landlord or its employees, agents or contractors.

         (c) In no event shall Landlord ever be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

         (d) With respect to any repairs, installations, or restoration which are required or permitted to be made by Landlord, the same may be made during normal business hours and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance, interruption, or loss or damage to Tenant's business arising therefrom; provided, however, Landlord shall not materially disturb Tenant's use of the Premises or the operation of Tenant's business; provided, further, Landlord shall in any event be liable for the negligence or willful misconduct of Landlord or its agents, employees or contractors.

14.5 TRANSFER OF TITLE. In the event of any transfer of title to the property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all future covenants and obligations under this Lease, from and after such time of the transfer of title, except for the claims of Tenant against Landlord arising out of the events occurring prior to such transfer. Such successor Landlord shall not be liable or responsible for any acts or omissions of Landlord occurring prior to such transfer. The successor Landlord shall be responsible from and after the date of such transfer for the performance of all future covenants and obligations under this Lease.

14.6 RULES AND REGULATIONS. Tenant shall abide by rules and regulations from time to time established by Landlord, it being agreed that such rules and regulations will be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to other tenants of the Building. Landlord agrees to use reasonable efforts to insure that any such rules and regulations are uniformly enforced. In the event that there shall be a conflict between such rules and regulations and the provisions of this Lease, the provisions of this Lease shall control. Such rules and regulations shall not require Tenant to incur greater financial obligations with respect to the occupancy of the Premises.

14.7 ADDITIONAL CHARGES. If Tenant shall fail to pay when due any sums under this Lease designated as an Escalation Charge or additional charge, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.8 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

14.9 PROVISIONS BINDING, ETC. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment if required by
         Article VI hereof.

14.10 NOTICES. Whenever, by the terms of this Lease, notices shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by registered or certified mail, postage prepaid:

         If intended for Landlord, addressed to Landlord at Landlord's Original Address (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

         If intended for Tenant, addressed to Tenant at Tenant's Original Address until the Commencement Date and thereafter to the Premises, with a copy to Testa, Hurwitz & Thibeault, 125 High Street, Boston, MA 02110 Attention: Real Estate Department (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

         All such notices shall be effective three days after being deposited in the United States Mail within the continental United States, provided that the same are received in ordinary course at the address to which the same were sent.

14.11 WHEN LEASE BECOMES BINDING. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supercedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

14.12 PARAGRAPH HEADINGS. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meanings of the provisions of this Lease.

14.13 RIGHTS OF MORTGAGEE OR GROUND LESSOR. Landlord shall provide Tenant with a written agreement (a "Non-Disturbance Agreement") from the holder of any mortgage and the lessor under any ground lease affecting the Premises to the effect that, if such holder forecloses such mortgage, or such ground lessor terminates such ground lease, or either such holder or such ground lessor otherwise exercises their respective rights, such holder or ground lessor shall recognize Tenant's rights under this Lease and shall not disturb Tenant's occupancy of the Premises. Provided Tenant receives a Non-Disturbance Agreement from each such holder or lessor, this Lease shall be subordinate to the first mortgage or ground lease from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, if the holder of such mortgage or ground lease shall so elect. If this Lease is subordinate to the first mortgage or ground lease and the holder thereof (or successor) shall succeed to the interest of Landlord, Tenant shall attorn to such holder and this Lease shall continue in full force and effect between such holder under the terms of Tenant's Non-Disturbance Agreement with such holder, (or successor) and Tenant. Tenant further agrees to execute such instruments which would cause the first mortgage to be subordinate to the Lease, as such holder of the mortgage may request.

         Landlord represents and warrants to Tenant that:

         (i) Landlord is the holder of the lessee's interest under the Lease Agreement (the "Ground Lease") between WRC Properties, Inc., a Delaware corporation ("Ground Lessor"), and Landlord, dated April 29, 1988, a short form of which has been recorded with the Worcester County Worcester District of Deeds (the "Registry") at Book 11630, Page 21.

         (ii) To the best of Landlord's knowledge, Ground Lessor is the present holder of the lessor's interest under the Ground Lease.

         (iii) The Ground Lease is in full force and has not been amended, modified, revoked or terminated, except by instruments attached to this Lease as Exhibit GL.

         (iv) The copy of the Ground Lease attached to this Lease as Exhibit GL is a complete and accurate copy of the Ground Lease, which represents the entire agreement between Landlord and Ground Lessor with respect to the Property.

         (v) Neither Landlord nor, to the best of Landlord's knowledge, Ground Lessor as Exhibit GL is in default under the Ground Lease, nor has any event occurred which, after any applicable notice or the expiration of any applicable grace period, would become a default under the Ground Lease by Landlord or, to the best of Landlord's knowledge, Ground Lessor.

         (vi) All rent, additional rent, and other charges due under the Ground Lease have been paid through November, 1995.

         (vii) To the best of Landlord's knowledge, the only mortgage encumbering the Property is a Security Agreement and Leasehold Mortgage Deed from Landlord to Teachers Insurance and Annuity Association of America, a New York corporation ("Teachers"), dated May 24, 1989, and recorded with the Registry at Book 12116, page 158, as amended by a Mortgage Supplement, Modification and

                  Amendment and Supplement, Amendment and Modification of Assignment of Lessor's Interest in Lease(s) Agreement dated as of June 1, 1991, and recorded with the Registry at Book 13627. Page 47 (collectively, the "Mortgagee").

         (viii) To the best of Landlord's knowledge, Teachers is the present holder of the Mortgage.

         (ix) Landlord is not in default under the Mortgage, nor has any event occurred which, after any applicable notice or the expiration of any applicable grace period, would become a default under the Mortgage.

14.14 STATUS REPORT. Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, ground lessors, or the like, the then current status of performance hereunder, either party, on the request of the other made from time to time, will within ten (10) days furnish to Landlord, or the holder of any mortgage or ground lease encumbering the Premises, or to Tenant, as the case may be, a statement (to the best of such party's knowledge) of the status of any matter pertaining to this Lease, including, without limitation, acknowledgements that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

14.15 REMEDYING DEFAULTS. Landlord shall have the right (after written notice to Tenant and the expiration of any applicable grace period), but shall not be required, to pay such reasonable sums or do any reasonable act which requires the expenditure of monies which may be necessary or appropriate by reason of a Default of Tenant and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at a rate equal to 3% over the prime rate in effect from time to time at the First National Bank of Boston as an additional charge. Any payment of Basic Rent, Escalation Charges or other sums payable hereunder not paid when due (after written notice to Tenant and the expiration of any applicable grace period) shall, at the option of Landlord, bear interest at a rate equal to 3% over the prime rate in effect at the First National Bank of Boston from the due date thereof and shall be payable forthwith on demand by Landlord, as an additional charge.

14.16 HOLDING OVER. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to 1-1/2 times the Basic Rent in effect at the expiration of the Term of this Lease plus Escalation Charges and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

14.17 WAIVER OF SUBBROGATION. Insofar as, and to the extent that, the following provision may be effective without invalidating or making it impossibe to secure insurance coverage obtainable from responsible insurance companies doing business in the locality in which the Property is located (even though extra premium may result therefrom), Landlord and Tenant mutually agree that any property damage insurance carried by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other, and they further mutually agree that, with respect to any damage to property, the loss from which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering such loss releases the other of and from any and all liability with respect to such loss to the extent of the insurance proceeds paid with respect thereto.

14.18 SURRENDER OF PREMISES. Upon the expiration or earlier termination of the Term of this Lease, Tenant shall peaceably quit and surrender to Landlord the Premises in neat and clean condition and in as good order, condition and repair as existed as of the Commencement Date, together with all alterations, additions and improvements (other than Tenant's Removable Property), which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease, excepting only ordinary wear and use, eminent domain and damage by fire or other casualty for which, under other provisions of this Lease, Tenant has no responsibility of repair or restoration. Tenant shall remove all of Tenant's Removable Property and shall repair any damages to the Premises or the Building caused by such removal. Any Tenant's Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant's sole cost and expense.

14.19 BROKERAGE. Tenant and Landlord warrant and represent that neither party has dealt with any broker in connection with the consummation of this Lease other than Broker, and, in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend same and indemnify Landlord against any such claim (except any claim by Broker). In the event of any brokerage claims against the Tenant predicated upon prior dealings with Landlord, Landlord agrees to defend same and indemnify Tenant against any such claim (except any claim by Broker).

14.20 GOVERNING LAW: This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the date first set forth above.


                                            LANDLORD: Westborough Associates
                                            Building Five Limited Partnership,
                                            a Massachusetts limited partnership

                                            By: Robert C. Elder d/b/a Robert
                                            Elder Associates, its general
                                            partner


                                            By:  /s/ Robert C. Elder
                                                ------------------------------
                                                 Robert C. Elder


                                            TENANT: CacheLink Corp.


Attest:                                     By:  /s/ Michael S. Wyzgo
        ------------------------                ------------------------------
               Clerk                             Michael S. Wyzgo, VP Finance